MICHAEL GILLESPIE & ASSOCIATES, PLLC

CERTIFIED PUBLIC ACCOUNTANTS

10544 ALTON AVE NE

SEATTLE, WA 98125

206.353.5736

Consent of Independent Registered Public Accounting Firm

To the Board of Directors & Audit Committee:

WidFit, Inc.

We consent to the use of our report dated February 14, 2022 with respect to the balance sheet of WidFit, Inc. as of December 31, 2021 and the related statements of operations, changes in stockholders’ deficit and cash flows for the period from December 13, 2021 (inception) through December 31, 2021, and the related notes (collectively referred to as “financial statements”).

Michael Gillespie & Associates, PLLC

Seattle, Washington

April 16, 2022

/S/ Michael Gillespie & Associates, PLLC